UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2009

CHINA HEALTH CARE CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

333-127016
(Commission File Number)

98-0463119
(IRS Employer Identification No.)

T Plaza Center, Suite 400, 15950 North Dallas Parkway, Dallas, TX 75249
(Address of principal executive offices and Zip Code)

(972) 361-8033
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2009, Mr. Wong Yao Wing resigned as our Director.

As a result of Mr. Wong Yao Wing’s resignation on March 11, 2009, we appointed Mr. Gerald Lau as our Director.

Gerald Lau, Director

Mr. Gerald Lau is a Chief Executive Officer and Director of Biopack Environmental Solutions Inc. (a publicly listed OTC Bulletin Board company) since March 27, 2007, where he is responsible for accounting functions, as well as overall financial planning and management. During the period of November 2004 to June 2006, Mr. Lau served as a director for Good Value International Limited, Good Value Galaxy Limited and Joint Eagle Investment Limited. From November 2002 to October 2004, he served as an executive director of GIN International Limited, a Hong Kong based company specializing in SMS text messaging services. While with GIN International Limited, Mr. Lau was responsible for the general administration and accounting matters. Mr. Lau was awarded a bachelors degree in Business Administration majoring in Business Economics & Quantitative Methods at University of Hawaii at Manoa in August 1981.

Family Relationships

There are no family relationships with Mr. Lau or any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the company’s total assets at year end for the last two completed fiscal years and in which, to our knowledge, Mr. Lau has had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA HEALTH CARE CORPORATION

By:	/s/ Faith Lam
Faith Lam
Acting Chief Executive Officer and Acting
Chief Financial Officer

Dated: March 16, 2009